Exhibit 99.1

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Julie Leber

Spotlight Marketing Communications

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Strategic Student & Senior Housing Trust, Inc. Completes Successful Sale of its Florida State University Student Housing Community

LADERA RANCH, Calif. – (January 11, 2022) – SmartStop Asset Management (“SmartStop”) as sponsor of Strategic Student & Senior Housing Trust, Inc. (the “REIT”), announced today the sale of YOUnion@Tallahassee, the REIT’s Class A student housing property located next to the Florida State University campus. SmartStop, through its affiliate, served as asset manager and facilitated the sale of the property on behalf of the REIT.

“The sale of the YOUnion@Tallahassee property will improve our balance sheet,” said John Strockis, President and Chief Investment Officer of the REIT. “Our strategy of acquiring Class A, purpose-built and pedestrian-to-campus student housing communities augmented by our trademarked YOUnion Student Living brand and hands-on asset management proved invaluable. We purchased the property for the REIT in 2017 and rebranded the community in 2018 to YOUnion@Tallahassee resulting in average property occupancies of 98% over the hold period.”

The 125-unit, 434-bed YOUnion@Tallahassee property is located at 700 W. Virginia St., just two blocks from the Florida State University campus. The community consists of a mix of student apartments, study rooms, a fitness center, a pool and a clubhouse. The community is already 98% pre-leased for academic year 2022-2023.

The property was marketed for sale by Raymond James Investment Banking Group, and was sold to an institutional investor.

About SmartStop Asset Management, LLC

SmartStop is a diversified real estate company focused on student housing and senior housing, and has a managed portfolio of approximately $400 million of assets.

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